Dynatronics Corporation Reports Third Quarter Fiscal Year 2023 Financial Results and Business Highlights

EAGAN, MN / ACCESSWIRE / May 11, 2023 / Dynatronics Corporation (NASDAQ:DYNT) ("Dynatronics" or the "Company"), a manufacturer of athletic training, physical therapy, and rehabilitation products, today reported financial results for its third quarter of fiscal year 2023 ended March 31, 2023, and provided an update on the business.

CEO Commentary

"Dynatronics experienced revenue challenges in our third fiscal quarter as a result of three external factors.  As a result, we are adjusting our spending and revenue expectations as we respond to the specific impacts  of:

  Competitive acquisitions by a significant rehabilitation customer;
  Reduction in specific SKUs of an OEM customer for the bracing category; and
  General market choppiness.

We are being more conservative in our baseline case and have focused our actions on what we can control," said John Krier, Chief Executive Officer of Dynatronics.

"Despite the revenue headwinds caused by these external factors, gross margin continued to improve year-over-year at 23.9% versus 22.4% in the prior year.  Our inventory balance was reduced to $9.7 million with a reduction of approximately $2.4 million from the balance on June 30, 2022.  Q3 represented our 11th consecutive quarter of operating with no debt, but we are mindful of the need to retain flexibility through additional working capital reductions, strategic evaluation of an asset-based line of credit, and possible use of our ATM facility, as appropriate" concluded Krier.

Key Financial Highlights

Q3 Fiscal Year '23 Financial Highlights

Note: All financials referenced in this release are in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") and comparisons in this release are to the same period in the prior year unless otherwise noted.

  Total net sales of $9.2 million.
  Gross profit margin of 23.9% up from 22.4% in Q3 fiscal year '22.
  Net loss of $1.2 million improved from $1.5 million in Q3 fiscal year '22.
  Current liabilities reduced by $1.6 million in Q3 compared to Q3 of FY '22.
  Cash of $0.7 million, flat from $0.7 million at the end of Q4 fiscal year '22.
  11th consecutive quarter of no debt.

Guidance for Fiscal Year '23

Dynatronics reassessed net sales guidance for fiscal year '23 based on the impact of the previously mentioned external events to $39.5 million to $40.5 million. Q4 of fiscal year '23 is expected to be $7.5 million to $8.5 million.  The Company has reset its quarterly net sales baseline for fiscal year '24 to $9.25 million and expects the distribution of net sales across future quarters to align with historical trends, which are highest in the first quarter, lower in the second and third quarters, with a bounce back in the fourth quarter.

Given the external events that have caused a reduction in revenue and the continued macro-economic challenges, the Company is deferring providing gross margin guidance.

Selling, general, and administrative expenses are anticipated to be 35% to 40% of net sales in Q4 of fiscal year '23.  The Company highlighted approximately $1.5 million to $2.0 million in expected cost reductions in selling, general, and administrative expenses in fiscal year 2024, from the run-rate as of March 2023.

Dynatronics expects to continue to strategically optimize its working capital position while aiming to improve supplier relationships.  This approach allowed the company to generate positive cash flow from operations of $0.4 million for the first nine months of the fiscal year while reducing current liabilities by $1.3 million over the same period.

The Company's financial guidance for fiscal year '23 is subject to the risks identified in its safe harbor notification below. The Company continues to expect volatility due to the challenges related to the broader economic environment and the COVID-19 global pandemic, including higher raw material, delivery and shipment costs, supply chain disruptions, extended handling times and delays or disruption in procedure volume. Dynatronics also expects some ongoing volatility from the Company's business optimization.

Conference Call and Webcast Q3 Fiscal Year '23 Results

The Company will hold a conference call and live audio webcast to discuss the results, consisting of prepared remarks by management, slide presentation, and a question-and-answer session with analysts, beginning at 8:00 AM ET on Thursday, May 11, 2023.

Interested persons may access the live conference call by dialing 800-319-4610 (U.S./Canada callers) or 604-638-5340 (international callers).  To join the call, it is recommended that participants call or log in 10 minutes ahead of the scheduled start time to ensure proper connection, and simply ask to join the Dynatronics call. No passcode is required.

The live webcast and slide presentation can be accessed on the Company's Investor webpage under the Events & Presentations tab at https://www.dynatronics.com/investors/. The webcast will be archived on the website for future viewing.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The Company's products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann®, Physician's Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements include references to the Company's expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our statements regarding the Company's expected overall performance, expectations regarding the Company's long-term gross margins, operating income and cash flow from operations, expectations regarding net sales, gross margin, selling general and administrative costs, and other income in fiscal year 2023, expectations regarding the timing and scope of new product releases, and uncertainties related to the broader economic environment, the impact of the COVID-19 global pandemic on the Company's gross margin, and volatility resulting from continued execution of the Company's business optimization strategy. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's annual, quarterly, and other reports filed with the Securities and Exchange Commission.  Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

About Non-GAAP Financial Measures

Continued product net sales as used in this press release is a non-GAAP measure as defined under the rules of the Securities and Exchange Commission. The Company defines continued product net sales as sales excluding discontinued products and sales of physical therapy and rehabilitation products through our direct sales channel. Management uses this non-GAAP measure to evaluate our operating performance and to forecast future periods. Management believes this non-GAAP measure provides investors with additional information about the Company's ongoing operating performance and is not intended as a substitute for, or superior to, the financial measure prepared in accordance with GAAP. Investors are cautioned against placing undue reliance on this non-GAAP measure. $37 million annual and $9.25 million quarterly baseline continued product net sales set in April 2021 is based on annual net sales of approximately $48 million in FY '21 less estimated annual discontinued product sales of approximately $11 million.

Summary Financial Results

Following is a summary of operating results for the periods ended March 31, 2023, the balance sheet highlights at March 31, 2023 and cash flow for periods ended March 31, 2023.

Summary Selected Financial Data
Statements of Operation Highlights
In thousands, except share and per share amounts

	Quarter Ended
	March 31
	2023	2022

Net sales	$9,235	$10,316
Cost of sales	7,028	8,005
Gross Profit	2,207	2,311
	23.9%	22.4%
Selling, general and administrative expenses	3,429	3,747
Other (expense) income, net	(25)	(36)
Net income (loss)	$(1,247)	$(1,472)

Preferred stock dividend, in common stock, issued or to be issued	(175)	(182)
Net income (loss) attributable to common stockholders	$(1,422)	$(1,654)

Net loss attributable to common stockholders per
common share - basic and diluted	$(0.36)	$(0.46)
Weighted-average common shares outstanding - basic and
diluted	3,929,577	3,587,857

Balance Sheet Highlights
In thousands

	March 31, 2023	June 30, 2022

Cash and cash equivalents and restricted cash	$670	$701
Trade accounts receivable, net	4,367	5,416
Inventories, net	9,703	12,071
Prepaids & other	993	1,038
Total current assets	15,733	19,226

Non-current assets	17,706	16,208
Total assets	$33,439	$35,434

Accounts payable	$6,167	$6,169
Accrued payroll and benefits expense	812	1,360
Accrued expenses	16	862
Other current liabilities	1,594	1,544
Line of credit	-	-
Total current liabilities	8,589	9,935

Non-current liabilities	5,635	3,800
Total liabilities	14,224	13,735

Stockholders' equity	19,215	21,699
Total liabilities and stockholders' equity	$33,439	$35,434

Cash Flow Highlights
In thousands

	Nine Months Ended
	March 31
	2023	2022

Net loss	$(2,592)	$(2,427)

Depreciation and amortization	1,008	1,085
Stock-based compensation	109	149
(Gain) loss on sale of property and equipment	-	-
Receivables	1,050	516
Inventory	2,368	(5,105)
Prepaid and other assets	67	951
Accounts payable, accrued expenses, and other liabilities	(1,605)	1,571
Net cash provided by (used in) operating activities	405	(3,260)

Net cash used in investing activities	(177)	(261)

Payments on non-current liabilities	(259)	(261)
Proceeds from issuance of common stock, net	-	-
Net cash used in financing activities	(259)	(261)

Net change in cash and cash equivalents	(31)	(3,782)
Cash and cash equivalents at beginning of the period	701	6,253
Cash and cash equivalents at end of the period	$670	$2,471

Contact:

Dynatronics Corporation

Investor Relations

ir@dynatronics.com

For additional information, please visit: www.dynatronics.com

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SOURCE: Dynatronics Corporation